Exhibit 99.1

TransEnterix, Inc. Reports Operating and Financial Results for the Third Quarter 2020

November 5, 2020

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- November 5, 2020 -- TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the third quarter of 2020.

Recent Highlights

●	Year-to-date, eight clinical programs initiated with one additional system pending installation and over 1,200 procedures performed globally
●	First procedures performed in the U.S. using the Intelligent Surgical Unit™ (ISU™) enabling intra-operative, real-time augmented intelligence capabilities in surgery for the first time
●	First robotically-assisted pediatric procedures performed utilizing fully reusable 3mm instruments in Europe
●	Established Japanese training center for the Senhance® Surgical System to drive growth in Asia-Pacific region
●	Filed FDA 510(k) submission for general surgery indication expansion to broaden addressable market
●	Appointed Shameze Rampertab as Chief Financial Officer
●	Raised $15.0 million in gross proceeds in an underwritten public offering in July of 2020
●	The Company now expects to have cash to support its operations into the second quarter of 2021

“The third quarter was immensely productive for the Company despite the ongoing headwinds associated with COVID and the burden placed on hospitals globally. We achieved several key milestones, including the first surgical procedures using the Intelligent Surgical Unit in the U.S. and the first pediatric surgical cases with the Senhance in Europe,” said Anthony Fernando, President, and CEO of TransEnterix. “Looking to the balance of 2020, we are focused on leveraging the continued momentum in system placement and procedures we have created in recent months to deliver on our strategy and bring Senhance’s transformative technology to surgeons, hospitals, and patients globally.”

Commercial and Clinical Update

During the quarter, three clinical Senhance programs were started and one new agreement was signed. Year to date in 2020, the Company has installed eight Senhance systems globally.

There is one additional system pending installation in Japan.

On August 4, 2020, the Company announced that it had filed its 510(k) submission with the FDA for a general surgery indication expansion. Upon clearance, this is expected to add approximately 800,000 general and bariatric procedures to the Company’s addressable market.

On September 14, 2020, the Company announced that it established the first training center for the Senhance in the Asia-Pacific region in Japan at the Saitama Medical University International Medical Center in the Greater Tokyo Area. The Japanese Training Center is expected to drive increased utilization of our seven system installations in the Asia-Pacific region and encourage further adoption of our technology in additional hospitals.

On September 23, 2020, the Company announced it completed its first surgical procedures using the ISU at Hackensack Meridian Health Pascack Valley Medical Center in New Jersey. The ISU adds augmented intelligence to the Senhance. Currently, the ISU enables machine vision driven control of the camera which allows the System to recognize certain objects and locations in the surgical field, and provides seamless sharing of the surgeon console’s view across all members of the operating room team in real-time, all the while allowing the surgeon to maintain full control. These initial capabilities are foundational to planned future augmented intelligence features such as scene cognition and surgical image analytics that are expected to further enhance the digital laparoscopic experience with Senhance.

On October 13, 2020, the Company announced the first pediatric patient procedures at Maastricht University Medical Center+ in the Netherlands. This is the first pediatric surgical program in the world to utilize the Senhance and integrate digital laparoscopy with instruments as small as 3 mm into their standard of surgical care. The Senhance is the only robotic-assisted surgical system in the world to provide fully reusable 3 mm instruments.

Underwritten Public Offering

On July 6, 2020, the Company announced the closing of an underwritten common stock offering, raising gross proceeds of $15.0 million, which included the full exercise of the underwriter’s over-allotment option to purchase additional shares.

Third Quarter Financial Results

For the three months ended September 30, 2020, the Company reported revenue of $0.8 million as compared to revenue of $2.0 million in the three months ended September 30, 2019. Revenue in the third quarter of 2020 included $0.2 million in system leasing, $0.2 million in instruments and accessories, and $0.4 million in services.

For the three months ended September 30, 2020, total operating expenses were $14.6 million, as compared to $96.4 million in the three months ended September 30, 2019.

For the three months ended September 30, 2020, net loss attributable to common stockholders was $15.1 million, or $0.15 per share, as compared to a net loss of $97.8 million, or $5.55 per share, in the three months ended September 30, 2019.

For the three months ended September 30, 2020, the adjusted net loss attributable to common stockholders was $11.9 million, or $0.12 per share, as compared to an adjusted net loss of $20.6 million, or $1.17 per share in the three months ended September 30, 2019. Adjusted net loss is GAAP net loss adjusted in the third quarter of 2020 for the following items: goodwill impairment, change in fair value of contingent consideration, intangible asset impairment, amortization of intangible assets, change in fair value of warrant liabilities, loss from sale of SurgiBot assets, acquisition related costs, restructuring and other charges, deemed dividend related to beneficial conversion feature of the preferred stock, and deemed dividend related to the conversion of preferred stock into common stock. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. A reconciliation from GAAP to Non-GAAP Measures can be found at the end of this earnings release.

The Company had cash and cash equivalents and restricted cash of approximately $21.1 million as of September 30, 2020.

As a result of the restructuring completed in the first quarter of 2020, cost optimization efforts, and recent equity financing, together with anticipated cash received from operating activities, including cash from system sales and leases, instruments and accessories, and services, we believe that cash on hand will be sufficient to meet our anticipated cash needs into the second quarter of 2021.

COVID-19 Impact and Business Outlook

Given the continued uncertainty that exists within the global healthcare market, we cannot currently predict the specific extent or duration of the impact of the COVID-19 pandemic on our financial and operating results. We are not providing forward looking guidance at this time.

Conference Call

TransEnterix, Inc. will host a conference call on Thursday, November 5, 2020, at 4:30 PM ET to discuss its third quarter 2020 operating and financial results. To listen to the conference call on your telephone, please dial 1-800-931-4071 for domestic callers and 1-303-223-0117 for international callers, and reference conference ID 21971152 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

At TransEnterix, Inc., we are digitizing the interface between the surgeon and the patient to improve minimally invasive surgery (MIS) through a new category of care we call digital laparoscopy. Digitizing the interface enables the use of advanced capabilities like augmented intelligence, connectivity and robotics in laparoscopy, and allows us to address the current clinical, cognitive and economic shortcomings in surgery. The system features the first machine vision system for use in robotic surgery which is powered by our Intelligent Surgical Unit™(ISU™) that enables augmented intelligence in surgery. The Senhance®️ Surgical System brings the benefits of digital laparoscopy to patients around the world while staying true to the principles of value-based healthcare. Learn more about digital laparoscopy with the Senhance Surgical System here: https://Senhance.com/. Now available for sale in the US, the EU, Japan, and select other countries. For a complete list of indications for use, please visit: https://www.transenterix.com/indications-for-use/.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to backing out goodwill impairment, change in fair value of contingent consideration, intangible asset impairment, amortization of intangible assets, change in fair value of warrant liabilities, loss from sale of SurgiBot assets, acquisition related costs, restructuring and other charges, deemed dividend related to beneficial conversion feature of the preferred stock, and deemed dividend related to the conversion of preferred stock into common stock. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance Surgical System, as well as 2020 third quarter financial results and plans for the balance of 2020. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include the extent of the impact of the COVID-19 pandemic on our current and future results of operations, whether the Company will receive FDA clearance for its general surgery indication, whether we will be able to leverage our continued momentum in system placement and procedures to deliver on our strategy and bring Senhance’s transformative technology to surgeons, hospitals and patients globally, and whether we have cash on hand sufficient, together with anticipated cash received from operating activities, including cash from system sales and leases, instruments and accessories, and services, to meet our anticipated cash needs into the second quarter of 2021. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, which we filed on March 16, 2020 and our other SEC filings. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Product	$436	$1,649	$992	$6,820
Service	378	375	1,076	1,024
Total revenue	814	2,024	2,068	7,844
Cost of revenue:
Product	720	2,399	2,353	6,628
Service	703	1,047	2,220	3,221
Total cost of revenue	1,423	3,446	4,573	9,849
Gross loss	(609)	(1,422)	(2,505)	(2,005)
Operating Expenses:
Research and development	4,673	5,884	12,867	17,834
Sales and marketing	3,136	6,883	10,291	22,425
General and administrative	3,462	5,908	10,426	14,959
Amortization of intangible assets	2,780	2,558	7,964	7,754
Change in fair value of contingent consideration	502	(11,647)	1,770	(9,689)
Restructuring and other charges	—	—	858	—
Goodwill impairment	—	78,969	—	78,969
Intangible assets impairment	—	7,912	—	7,912
Loss from sale of SurgiBot assets, net	—	—	—	97
Acquisition related costs	—	(40)	—	5
Total Operating Expenses	14,553	96,427	44,176	140,266
Operating Loss	(15,162)	(97,849)	(46,681)	(142,271)
Other Income (Expense):
Change in fair value of warrant liabilities	63	614	(206)	3,036
Interest income	3	63	34	559
Interest expense	—	(1,230)	—	(3,407)
Other income (expense), net	16	(439)	(54)	(935)
Total Other Income (Expense), net	82	(992)	(226)	(747)
Loss before income taxes	(15,080)	(98,841)	(46,907)	(143,018)
Income tax (expense) benefit	(2)	1,070	1,386	2,549
Net loss	(15,082)	(97,771)	(45,521)	(140,469)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	(412)	—
Deemed dividend related to conversion of preferred stock into common stock	—	—	(299)	—
Net loss attributable to common stockholders	(15,082)	(97,771)	(46,232)	(140,469)
Comprehensive loss:
Net loss	(15,082)	(97,771)	(45,521)	(140,469)
Foreign currency translation gain (loss)	2,101	(3,670)	2,191	(4,379)
Comprehensive loss	$(12,981)	$(101,441)	$(43,330)	$(144,848)

Net loss per common share attributable to common stockholders – basic	$(0.15)	$(5.55)	$(0.77)	$(8.26)
Net loss per common share attributable to common stockholders – diluted	$(0.15)	$(5.55)	$(0.77)	$(8.34)

Weighted average number of shares used in computing net loss per common share – basic	97,538	17,629	59,737	17,015
Weighted average number of shares used in computing net loss per common share – diluted	97,538	17,741	59,737	17,208

TransEnterix, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$19,964	$9,598
Accounts receivable, net	903	620
Inventories	10,856	10,653
Other current assets	5,780	7,084
Total Current Assets	37,503	27,955
Restricted cash	1,154	969
Inventories, net of current portion	6,769	7,594
Property and equipment, net	8,702	4,706
Intellectual property, net	24,139	28,596
In-process research and development	—	2,470
Net deferred tax assets	41	—
Other long term assets	1,836	2,489
Total Assets	$80,144	$74,779
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,973	3,579
Accrued expenses	7,492	8,553
Deferred revenue – current portion	818	818
Notes payable – current portion, net of debt discount	279	—
Contingent consideration – current portion	—	73
Total Current Liabilities	11,562	13,023
Long Term Liabilities:
Deferred revenue – less current portion	—	27
Contingent consideration – less current portion	2,780	1,011
Notes payable - net of issuance costs	2,536	—
Warrant liabilities	124	2,388
Net deferred tax liabilities	—	1,392
Other long term liabilities	973	1,403
Total Liabilities	17,975	19,244
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2020 and December 31, 2019; 99,879,029 and 20,691,301 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	100	21
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	770,368	720,484
Accumulated deficit	(709,120)	(663,600)
Accumulated other comprehensive income (loss)	821	(1,370)
Total Stockholders’ Equity	62,169	55,535
Total Liabilities and Stockholders’ Equity	$80,144	74,779

TransEnterix, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Operating Activities:
Net loss	$(45,521)	$(140,469)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Loss from sale of SurgiBot assets, net	—	97
Goodwill and intangible assets impairment	—	86,881
Depreciation	2,015	1,651
Amortization of intangible assets	7,964	7,754
Amortization of debt discount and debt issuance costs	—	1,437
Amortization of short-term investment discount	—	(328)
Stock-based compensation	5,800	9,727
Interest expense on deferred consideration – MST acquisition	—	762
Deferred tax benefit	(1,386)	(2,549)
Bad debt expense	—	1,630
Write down of inventory	—	761
Change in fair value of warrant liabilities	206	(3,036)
Change in fair value of contingent consideration	1,770	(9,689)
Changes in operating assets and liabilities:
Accounts receivable	(252)	4,313
Interest receivable	—	3
Inventories	(4,410)	(14,141)
Other current and long term assets	2,233	(2.313)
Accounts payable	(706)	(914)
Accrued expenses	(1,191)	(1,439)
Deferred revenue	(56)	(867)
Other long term liabilities	(376)	1,613
Net cash and cash equivalents used in operating activities	(33,910)	(59,116)
Investing Activities:
Purchase of short-term investments	—	(12,883)
Proceeds from maturities of short-term investments	—	65,000
Purchase of property and equipment	(3)	(392)
Net cash and cash equivalents (used in) provided by investing activities	(3)	51,725
Financing Activities:
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	13,525	—
Proceeds from issuance of common stock, net of issuance costs	24,861	23,725
Proceeds from notes payable, net of issuance costs	2,815	(30)
Payment of note payable	—	(15,000)
Taxes paid related to net share settlement of vesting of restricted stock units	(33)	(499)
Payment of contingent consideration	(74)	—
Proceeds from exercise of stock options and warrants	3,340	539
Net cash and cash equivalents provided by financing activities	44,434	8,735
Effect of exchange rate changes on cash and cash equivalents	30	(191)
Net increase in cash, cash equivalents and restricted cash	10,551	1,153
Cash, cash equivalents and restricted cash, beginning of period	10,567	21,651
Cash, cash equivalents and restricted cash, end of period	$21,118	$22,804
Supplemental Disclosure for Cash Flow Information
Interest paid	$—	$2,073
Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$5,839	$478
Exchange of common stock for Series B Warrants	$2,470	$—
Transfer of in-process research and development to intellectual property	$2,425	$—
Issuance of common stock – MST acquisition	$—	$6,600
Conversion of preferred stock to common stock	$79	$—

TransEnterix, Inc.

Reconciliation of Non-GAAP Measures

Adjusted Net Loss and Net Loss per Share

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
(Unaudited, U.S. Dollars, in thousands)
Net loss attributable to common stockholders (GAAP)	$(15,082)	$(97,771)	$(46,232)	$(140,469)

Adjustments
Loss from sale of SurgiBot assets, net	—	—	—	97
Amortization of intangible assets	2,780	2,558	7,964	7,754
Change in fair value of contingent consideration	502	(11,647)	1,770	(9,689)
Acquisition related costs	—	(40)	—	5
Change in fair value of warrant liabilities	(63)	(614)	206	(3,036)
Restructuring and other charges	—	—	858	—
Goodwill impairment	—	78,969	—	78,969
Intangible assets impairment	—	7,912	—	7,912
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	412	—
Deemed dividend related to conversion of preferred stock into common stock	—	—	299	—
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(11,863)	$(20,633)	$(34,723)	$(58,457)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited, per basic share)	2020	2019	2020	2019
Net loss per share attributable to common stockholders (GAAP)	$(0.15)	$(5.55)	$(0.77)	$(8.26)

Adjustments
Loss from sale of SurgiBot assets, net	—	—	—	0.01
Amortization of intangible assets	0.03	0.14	0.13	0.46
Change in fair value of contingent consideration	0.00	(0.66)	0.03	(0.57)
Acquisition related costs	—	(0.00)	—	0.00
Change in fair value of warrant liabilities	(0.00)	(0.03)	0.00	(0.18)
Restructuring and other charges	—	—	0.01	—
Goodwill impairment	—	4.48	—	4.64
Intangible assets impairment	—	0.45	—	0.46
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	0.01	—
Deemed dividend related to conversion of preferred stock into common stock	—	—	0.01	—
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.12)	$(1.17)	$(0.58)	$(3.44)

The non-GAAP financial measures for the three and nine months ended September 30, 2020 and 2019 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)  Loss from sale of SurgiBot assets relates to additional outside service costs to transfer the assets in connection with the sale of SurgiBot assets to Great Belief International Limited.

b)  Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

c)  Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d)  Acquisition related costs were incurred in connection with the MST purchase agreement and consist of legal, accounting, and other costs.

e)  The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

f)  During the fourth quarter of 2019, we announced the implementation of a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. During March 2020, the Company continued the restructuring efforts with additional headcount reductions which resulted in $0.9 million related to severance costs in the nine months ended September 30, 2020.

g)  As of September 30, 2019, goodwill was deemed to be fully impaired, and the Company recorded an impairment charge of $79.0 million. As of September 30, 2019, IPR&D was deemed to be significantly impaired, and the Company recorded an impairment charge of $7.9 million. No impairment charges were recorded during the three or nine months ended September 30, 2020.

h)  During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to earnings available to common stockholders for the nine months ended September 30, 2020. Upon conversion of the preferred stock to common stock during the three months ended June 30, 2020, an additional deemed dividend of $0.3 million was recorded as an immediate charge to earnings available to common stockholders for the nine months ended September 30, 2020.

Investors:

Mark Klausner, 443-213-0501

invest@transenterix.com

or

Media:

Terri Clevenger, 203-856-8297

terri.clevenger@icrinc.com